Exhibit 99


                                                           FOR IMMEDIATE RELEASE

CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES FIRST QUARTER 2007 EARNINGS

ORANGEBURG, South Carolina, April 24, 2007 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,005,000 or $.22 per diluted share for the quarter ended March 31, 2007 compared to $1,201,000 or $.27 per diluted share for the quarter ended March 31, 2006, a decrease of $196,000 or 16.3%.

Consolidated assets for Community Bankshares totaled $565.2 million at March 31, 2007 compared to $578.5 million at December 31, 2006 a decrease of $13.3 million or 2.3%. For the same periods, gross loans totaled $424.3 million compared to $409.7 million, an increase of $14.6 million or 3.6%. For the same periods, deposits totaled $467.4 million compared to $483.6 million, a decrease of $16.2 million or 3.3%.

Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "We are not pleased with first quarter earnings which did not meet our goals. However, the level of our first quarter earnings is directly related to several major strategic decisions we made during last year. In mid-2006, we made a deliberate decision to redefine the focus of our mortgage company and put much greater emphasis on conventional retail mortgage production, while redefining our wholesale mortgage production toward a smaller number of high quality providers and eliminating any wholesale-subprime mortgage origination. This decision has had a negative impact on total loan production and earnings. In fact, our period-to-period net income for the mortgage division declined by over $150,000. The positive aspect of this change is that our mortgage division will be able to concentrate its' considerable marketing talents on selling relatively low risk, conventional one-to-four family mortgages.

"In addition, during the past year we added six highly experienced lenders to the bank, only one of whom filled a vacancy. Two of these new hires augment our mortgage division. This is not inexpensive and time is required to show dividends from our investment.

"Some of those dividends are beginning to manifest themselves on our balance sheet. During the first quarter of 2007 we saw $14.7 million in loan growth, or 3.6%. Most of this growth came in our Midlands and Orangeburg regions. At the same time, we've seen a decline in our deposits of $16.2 million or 3.3%. This decrease was attributable to normal cash flow requirements of some public customers and to our deliberate reductions of some high cost time deposits.

"As we move further into 2007 we are aggressively seeking to expand our deposit services to our existing customers and to attract new customers to our bank. In May we are planning to break ground on a new branch located on Clemson Road in the fast growing northeast Columbia market. We expect it to open by the end of 2007.
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"We look forward enthusiastically to the remainder of this year. We see it as an opportunity to continue to grow a better bank so we can continue to better serve our customers, and, by doing so, better serve our shareholders."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for Community Resource Bank
N. A.



This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2006 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.


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                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

        For the quarter ended March 31,                     2007           2006
        -------------------------------                     ----           ----
Net interest income ..............................         $5,242         $5,227
Provision for loan losses ........................         $  375         $  615
Non-interest income ..............................         $1,825         $1,934
Non-interest expense .............................         $5,114         $4,627
Income tax provision .............................         $  573         $  718
Net income after taxes ...........................         $1,005         $1,201
Basic earnings per common share:
     Average shares ..............................          4,449          4,414
     Earnings per share ..........................         $ 0.23         $ 0.27
Diluted earnings per common share:
     Average shares ..............................          4,511          4,499
     Earnings per share ..........................         $ 0.22         $ 0.27
Cash dividends per share .........................         $ 0.12         $ 0.11




                                          At March 31   At Dec. 31,  At March 31
                                              2007        2006           2006
                                               ----       ----           ----
Gross loans ............................   $424,328      $409,665      $417,451
Allowance for loan losses ..............   $  4,961      $  4,663      $ 11,094
Total assets ...........................   $565,172      $578,517      $554,643
Total deposits .........................   $467,432      $483,621      $459,665
Shareholders' equity ...................   $ 53,458      $ 52,635      $ 49,917
Common shares outstanding ..............      4,469         4,442         4,426
Book value per share ...................   $  11.96      $  11.85      $  11.28


Amounts in thousands, except per share data




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